Exhibit 99.1

Information relating to Part II, Item 14

“Other Expenses of Issuance and Distribution” of the Registration Statement

The expenses in connection with the issuance and distribution by Walter Investment Management Corp. (the “Company”) of 6,900,000 shares of common stock (“Shares”), including 900,000 Shares issued pursuant to an underwriters’ option to purchase additional Shares from the Company, in each case pursuant to the Company’s Registration Statement on Form S-3 (File no. 333-179013) filed on January 13, 2012, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$39,529
Printing and engraving expenses	$100,000
Legal fees and expenses	$306,872
Accounting fees and expenses	$162,331
Transfer agent/listing fees	$1,250

Total	$609,982

The expenses in connection with the issuance and distribution by the Company of $290.0 million aggregate principal amount of 4.50% Convertible Senior Subordinated Notes due 2019 (the “Notes”), including $25.0 million aggregate principal amount of the Notes issued pursuant to an underwriters’ option to purchase additional Notes from the Company, in each case pursuant to the Company’s Registration Statement on Form S-3 (File no. 333-179013) filed on January 13, 2012, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the SEC registration fee.

SEC registration fee	$39,556
Trustee’s fees and expenses	$7,500
Printing and engraving expenses	$100,000
Legal fees and expenses	$448,128
Accounting fees and expenses	$237,669
Transfer agent/listing fees	$1,250

Total	$834,103